As filed with the Securities and Exchange Commission on February 28, 2023

Registration No. 333-239190

Registration No. 333-249794

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-3 Registration Statement No. 333-239190

Form S-3 Registration Statement No. 333-249794

UNDER

THE SECURITIES ACT OF 1933

Coupa Software Incorporated

(Exact name of registrant as specified in its charter)

Delaware	20-4429448
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1855 S. Grant Street

San Mateo, CA 94402

650-931-3200

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert Bernshteyn

Chief Executive Officer

Coupa Software Incorporated

1855 S. Grant Street

San Mateo, CA 94402

(650) 931-3200

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

with a copy to:

Sarah K. Solum

Freshfields Bruckhaus Deringer US LLP

855 Main Street

Redwood City, CA 94010

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE AND DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the deregistration of all shares of common stock, $0.0001 par value per share (“Common Stock”), of Coupa Software Incorporated, a Delaware corporation (the “Company” or the “Registrant”), remaining unsold or otherwise unissued under the following Registration Statements on Form S-3 (the “Registration Statements”), filed by the Company with the Securities and Exchange Commission (the “SEC”):

1.	Registration Statement on Form S-3 (File No. 333-239190), originally filed with the SEC on June 15, 2020, pertaining to the registration of 178,992 shares of Common Stock; and

2.	Registration Statement on Form S-3 (File No. 333-249794), originally filed with the SEC on November 2, 2020, pertaining to the registration of 2,403,713 shares of Common Stock.

On February 28, 2023, pursuant to the Agreement and Plan of Merger dated as of December 11, 2022 (the “Merger Agreement”), by and among Coupa Holdings, LLC (f/k/a Project CS Parent, LLC), a Delaware limited liability company (“Parent”), Project CS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger and the related transactions contemplated by the Merger Agreement, the Company has terminated any and all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all such securities of the Company registered but unsold or otherwise unissued under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on February 28, 2023.

COUPA SOFTWARE INCORPORATED

By:	/s/ Robert Bernshteyn
Robert Bernshteyn
Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.